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Exhibit 99.1

News Announcement
CONTACT:
William J. Clifford Chief Financial Officer 610/373-2400	Joseph N. Jaffoni Jaffoni & Collins Incorporated 212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING ESTABLISHES
FIRST QUARTER AND 2003 FINANCIAL GUIDANCE

        Wyomissing, Penn., (March 14, 2003)—Penn National Gaming, Inc. (PENN:Nasdaq) today provided 2003 first quarter and full year financial guidance targets, as outlined in the tables below. The first presentation includes all Penn National and Hollywood Casino properties. The second presentation excludes Hollywood Casino Shreveport reflecting the fact that Hollywood Casino Shreveport and Shreveport Capital Corporation, the issuers of $150 million aggregate principal amount of 13% Senior Secured Notes due 2006 and $39 million aggregate principal amount of 13% First Mortgage Notes due 2006 (together, the "Notes"), have failed to make an offer to purchase the Notes as required under the indentures governing the Notes.

The following major assumptions are reflected in the guidance:

  •
  The Hollywood Casino merger completion with an accounting effective date of March 1, 2003;

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  Penn National's recently completed $800 million senior secured credit facility;

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  The probability of the company entering into new swap agreements totaling $375 million to fix the LIBOR portion of the debt with two and three year agreements;

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  The effect of writing down the Shreveport assets to $118.0 million;

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  An after tax charge of $1.0 million or 2.4 cents per share (in the first quarter 2003 and full year 2003) for extinguishing the company's previous credit facility and final mark to market swap adjustments at February 28, 2003; and,

  •
  No material changes in economic conditions, legislative changes, other extraordinary world events or additional acquisitions.

Penn National Gaming, 3/14/03

Presentation 1: Financial guidance targets reflecting all Penn National and Hollywood Casino properties:

(in millions, except per share data)	Q1 2003	Full Year 2003
Total revenues	$226.0	$1,203.0
EBITDA*	$52.1	$256.4
Diluted EPS	$0.30	$1.18

Comparisons to prior periods

(in millions, except per share data)	Q1 2003	Q1 2002	Change	Full Year 2003	Full Year 2002	Change
Total revenues	$226.0	$153.6	47%	$1,203.0	$658	83%
EBITDA*	$52.1	$33.5	56%	$256.4	$141.4	81%
Diluted EPS — GAAP	$0.30	$0.12	150%	$1.18	$0.79	49%
Diluted EPS#	$0.32	$0.26	23%	$1.20	$1.01	19%

Presentation 2: Financial guidance targets reflecting all Penn National properties including the recently acquired Hollywood Casino Aurora and Hollywood Casino Tunica assets, but without Hollywood Casino Shreveport:

(in millions, except per share data)	Q1 2003	Full Year 2003
Total revenues	$212.0	$1,082.0
EBITDA*	$49.2	$240.0
Diluted EPS	$0.30	$1.40

Comparisons to prior periods

(in millions, except per share data)	Q1 2003	Q1 2002	Change	Full Year 2003	Full Year 2002	Change
Total revenues	$212.0	$153.6	38%	$1,082.0	$658.0	64%
EBITDA*	$49.2	$33.5	47%	$240.0	$141.4	70%
Diluted EPS — GAAP	$0.30	$0.12	150%	$1.40	$0.79	77%
Diluted EPS#	$0.32	$0.26	23%	$1.42	$1.01	41%
*
Consolidated EBITDA is defined as earnings before interest, taxes, depreciation and amortization, loss on change in fair value of interest rate swaps and gain/loss on sale of assets and inclusive of earnings from joint venture. EBITDA does not represent net income or cash flows from operations as those terms are defined by generally accepted accounting principles. EBITDA does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

#
Adjusted to exclude the change in the fair value of interest rate swaps, the write-off of deferred finance fees and pre-payment fees associated with bank debt that was repaid with the proceeds of financings completed in the first quarter of 2002 and 2003.

        Penn National Gaming is hosting a conference call today at 10:00 a.m. EST in which it will review its assumptions for interest expense, tax rates, capital expenditure spending, shares outstanding and other factors which were considered in establishing these growth targets. The conference call number is 212/231-6032 or 415/537-1900; please call five minutes in advance to ensure that you are connected prior to the presentation. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.companyboardroom.com; allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the call can be accessed until March 28, by dialing 800/633-8284 or 402/977-9140 (international callers). The access code for the replay is 21129785. A replay of the call can also be accessed for thirty days on the Internet via www.companyboardroom.com.

        Penn National Gaming owns and operates: three Hollywood Casino properties located in Aurora, Illinois, Tunica, Mississippi and Shreveport, Louisiana; Charles Town Races & Slots in Charles Town, West Virginia; two Mississippi casinos, the Casino Magic hotel, casino, golf resort and marina in Bay St. Louis and the Boomtown Biloxi casino in Biloxi; the Casino Rouge, a riverboat gaming facility in Baton Rouge, Louisiana and the Bullwhackers casino properties in Black Hawk, Colorado. Penn National also owns two racetracks and eleven off-track wagering facilities in Pennsylvania; the racetrack at Charles Town Races & Slots in West Virginia; a 50% interest in the Pennwood Racing Inc. joint venture which owns and operates Freehold Raceway in New Jersey; and operates Casino Rama, a gaming facility located approximately 90 miles north of Toronto, Canada, pursuant to a management contract.

        In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of these statements include those regarding the financial and operational effects and prospects of our acquisition of Hollywood Casino Corporation, our expectations of favorable regulatory developments in certain jurisdictions in which we operate, our prospects for future growth and our optimism in light of current economic conditions. These statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and the actual results to differ materially. The Company describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001. Some of these risks include those relating to the ability of the Company to integrate and manage facilities it acquires, risks relating to the development and expansion of properties, risks of increased competition and risks relating to the fact that we are heavily regulated by gaming authorities. The Company does not intend to update publicly any forward-looking statements except as required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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